UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014 (May 29, 2014)

The NASDAQ OMX Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2014, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into a Second Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated June 7, 2013, between the Company and the Trustee. The Supplemental Indenture relates to NASDAQ OMX’s 4.25% Senior Notes due 2024 (the “4.25% Senior Notes”). On May 29, 2014, NASDAQ OMX issued and sold $500 million aggregate principal amount of the 4.25% Senior Notes in a public offering pursuant to its Registration Statement on Form S-3 ASR (No. 333-186155) (the “Registration Statement”) filed with the Securities and Exchange Commission on January 23, 2013. The Supplemental Indenture includes the form of the 4.25% Senior Notes.

The 4.25% Senior Notes will pay interest semiannually at a rate of 4.25% per annum until June 1, 2024. NASDAQ OMX expects to use the net proceeds from the offering of the 4.25% Senior Notes, along with cash on hand, to refinance its 4.00% Senior Notes due 2015 (the “4.00% Senior Notes”) and to repay a portion of the term loan under its senior credit facility. NASDAQ OMX sent a redemption notice to the Trustee for the 4.00% Senior Notes on May 19, 2014.

The Supplemental Indenture is filed herewith as Exhibit 4.1. The description of the Supplemental Indenture is qualified by reference thereto.

Item 8.01. Other Events.

On May 29, 2014, NASDAQ OMX issued a press release announcing the closing of its $500 million public offering of 4.25% Senior Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

4.1	Supplemental Indenture, dated as of May 29, 2014, among The NASDAQ OMX Group, Inc. and Wells Fargo Bank, National Association, as Trustee

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

99.1	The NASDAQ OMX Group, Inc. Press Release Announcing the Closing of the 4.25% Senior Notes offering, dated May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2014	THE NASDAQ OMX GROUP, INC.

	By:	/s/ Edward S. Knight
	Name:	Edward S. Knight
	Title:	Executive Vice President and General Counsel